Exhibit 4.22

Housing Rental Contract

Party A : Cheng Zhang

Party B : Beijing REIT Technology Development Co., Ltd

According to the Civil Code of the People's Republic of China and relevant provisions, in order to clarify the rights and obligations of both Parties A and B, this contract is signed through consultation between the two parties.

Article 1 Party A leases its own X-702, No. 60 Anli Road, Chaoyang District, Beijing, with a construction area of 322.24 square meters, to Party B's office use.

Article 2 Term of Lease

The lease period is a total of 9 months, and Party A will deliver the rental house to Party B for use from April 1, 2023 to December 31, 2023.

If Party B has any of the following circumstances, Party A may terminate the contract and take back the house:

1. Subleasing, subleasing, transferring, lending, joint operation, equity or exchange with others without authorization;

2. Using the rented housing to carry out illegal activities and harm the public interest;

3. One month of rent arrears.

After the expiration of the contract, if Party A continues to rent the house, Party B has the right of first refusal.

When the lease contract is terminated due to expiration, if Party B is really unable to find a house, it can negotiate with Party A to extend the lease period as appropriate.

Article 3 Rent Parties A and B agree on a monthly rent of RMB 40,000, with a total rent of RMB 360,000 .

Article 4 Rent payment

Parties A and B agree to pay the rent on a quarterly basis by pledging one and paying three. The first payment of RMB 160,000 includes a deposit, and the deposit will be returned after check-out at the end of the period.

Article 5 Renovation and decoration of houses during the rental period

Repairing the house is Party A's obligation. Party A shall regularly inspect the rental house and its equipment, repair it in time, and ensure that there is no leakage, no flooding, three links (indoor water, sewerage, lighting and electricity) and good doors and windows to ensure the safe and normal use of Party B.

Party B may decorate the rented house due to the needs of use without affecting the structure of the house, but its scale, scope, technology, materials, etc. should be agreed by Party A in advance before construction.

Article 6 Changes between the parties to the lease

1. If Party A transfers the ownership of the property to a third party in accordance with the legal procedures, this contract shall continue to be valid for the new owner of the property unless agreed;

2. Party A must notify Party B in writing three months before selling the house, and Party B has the right of first refusal under the same conditions;

3. When Party B needs to exchange rooms with a third party, Party A shall obtain the consent of Party A in advance, and Party A shall support Party B's reasonable requirements.

Article 7 Liability for breach of contract

1. If Party A fails to deliver a house that meets the requirements to Party B in accordance with the provisions of Articles 1 and 2 of this contract, it shall be responsible for compensating 1% of the rent.

2. If one of the parties to the lease fails to perform the relevant provisions stipulated in Article 4, the breaching party shall be liable for compensation of 1% of the rent.

3. If Party B is late in paying the rent, in addition to still paying the arrears of rent, Party B shall pay liquidated damages to Party A based on 1% of the rent and calculated in days.

4. Party A charges Party B fees other than the agreed rent, and Party B has the right to refuse to pay.

5. If Party B transfers the rented house to others for use without authorization, Party A has the right to order the transfer to stop and terminate the lease contract. At the same time, 1% of the agreed rent, calculated in days, Party B will pay liquidated damages to Party A.

6. At the expiration of this contract, Party B continues to use the rented house without the consent of Party A, and Party A still has the right to appeal for termination of the contract after paying liquidated damages to Party A at 1% of the agreed rent, calculated in days.

The economic claims for the above-mentioned breach of contract shall be agreed upon by parties A and B under the supervision of the visa authority of this contract.

Article 8 Conditions for Exemption

1. If the house is damaged or Party B is damaged due to irresistible reasons, Party A and Party B shall not be liable to each other.

2. Due to municipal construction, it is necessary to demolish or transform the leased house, so that both parties A and B cause losses, and they are not liable to each other.

3. If the contract is terminated due to the above reasons, the rent shall be calculated according to the actual use time, and the refund will be more and less compensation.

Article 9 Methods of Dispute Resolution

If there is a dispute in the performance of this contract, the two parties shall negotiate to resolve it; If the negotiation fails, either party may file a lawsuit against the plaintiff or the people's court.

Article 10 Matters not covered by this contract:

The two parties may jointly negotiate and sign a supplementary agreement. After the supplementary agreement is submitted to the municipal housing leasing management authority for approval and reported to the relevant department for the record, it has the same effect as this contract.

Article 11 This contract shall be made in duplicate, one copy for each party.

Party A : Cheng Zhang

/s/ Cheng Zhang
Signed: March 25, 2023

Party B : Beijing REIT Technology Development Co., Ltd [Company Seal Affixed Here]

Signed: March 25, 2023